SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Rule 14a-12

CNL HOTELS & RESORTS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CNL HOTELS & RESORTS, INC.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, Florida 32801

August 17, 2006

To Our Stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of CNL Hotels & Resorts, Inc., a Maryland corporation, to be held on September 22, 2006, at 3:00 p.m. Eastern time, at the Courtyard by Marriott, 8623 Vineland Avenue, Orlando, Florida 32821, (such meeting, and any adjournment or postponement thereof, the “Annual Meeting”). Our directors and officers look forward to greeting you personally. Enclosed for your review are the notice setting forth the business to come before the Annual Meeting, proxy statement and proxy card. Our 2005 Annual Report was previously sent to you under separate cover.

After becoming the second-largest hotel real estate investment trust (REIT) in the United States during 2004, we have focused on refining our portfolio and unlocking resources and value from our existing assets. Since 2005 we have disposed of 42 properties, receiving total gross proceeds of approximately $860 million, with approximately $541 million being used to retire long-term debt. The revenue per available room (RevPAR) for our 85 adjusted comparable properties (as defined in our Annual Report on Form 10-K) grew 10.3% in 2005, exceeding the RevPAR growth rate of 8.4% for the U.S. lodging industry as a whole. RevPAR for our 90 adjusted comparable properties grew 9.0% in the first half of 2006. Our total assets were approximately $6.4 billion as of June 30, 2006, and approximately $5.7 billion and $6.3 billion as of December 31, 2005 and 2004, respectively, reflecting our sale of non-strategic properties and our 2006 acquisitions, consistent with our strategy to focus on luxury and upper upscale properties. These transactions have further enabled us to focus on our position as a leading owner of distinctive properties in key destination markets operating under independent brands and corporate brands such as Marriott, Hilton and Hyatt.

Taking advantage of the strong capital markets, we enhanced our overall capital structure with a $240 million senior secured revolving credit facility that created greater financial flexibility and improved our liquidity. We also refinanced an additional $2.9 billion of our outstanding indebtedness at or near historically low interest rates.

Our notable results in 2005 paved the way for a healthy first half of 2006, as we continued to achieve strong operating performance, recycle invested capital into high-end growth opportunities and strengthen our financial position, demonstrating the high quality of our portfolio, vitality of the brands and continued optimism that the lodging industry remains robust. We believe that we have built a solid foundation to execute our long-term strategic objectives and look to the remainder of 2006 with great enthusiasm.

In this proxy statement, our Board of Directors is requesting that you consider the re-election of nine directors. Our Board recommends that you vote “FOR” each of the nominated directors.

Your vote is very important. Regardless of the number of our common shares that you own, it is very important that your shares be represented at our Annual Meeting. You may authorize your proxy over the internet, as well as by telephone or by mailing the proxy card. Authorizing your proxy over the internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please complete the proxy card today and return it in the accompanying postage-paid envelope or authorize your proxy by telephone or over the internet, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting in person, you may, if you wish, withdraw your proxy and vote in person. Thank you for your attention to this matter.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Thomas J. Hutchison III

James M. Seneff, Jr.	Thomas J. Hutchison III
Chairman of the Board	Chief Executive Officer

Questions and requests for assistance in voting your common shares may be directed to D.F. King & Co., Inc., who is assisting us with the solicitation of proxies, toll free at 1-800-758-5880.

CNL HOTELS & RESORTS, INC.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, Florida 32801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 22, 2006

To Our Stockholders:

Notice is hereby given that the 2006 Annual Meeting of Stockholders of CNL Hotels & Resorts, Inc., a Maryland corporation, will be held at the Courtyard by Marriott, 8623 Vineland Avenue, Orlando, Florida 32821 on September 22, 2006, at 3:00 p.m. Eastern time (such meeting, and any adjournment or postponement thereof, the “Annual Meeting”), for the following purposes:

1. To elect our nine director nominees to hold office until the 2007 Annual Meeting of Stockholders or until their respective successors are duly elected and qualify; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are described for you in detail in the accompanying proxy statement. We encourage you to read the proxy statement carefully and in its entirety. Only stockholders of record at the close of business on August 8, 2006 will be entitled to receive notice of, and to vote at, the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. All stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. You may also authorize your proxy by telephone or via the internet by following the instructions on the proxy card. It is important that your shares be voted. By returning your proxy promptly, you can help us avoid additional expenses for soliciting votes by helping to ensure that a quorum is met so the Annual Meeting can be held. If you decide to attend the Annual Meeting, you may revoke your proxy and vote your common shares in person.

By Order of the Board of Directors,

/s/  Greerson G. McMullen
Greerson G. McMullen
Corporate Secretary

August 17, 2006
Orlando, Florida

i

CNL HOTELS & RESORTS, INC.
CNL Center II at City Commons
420 South Orange Avenue, Suite 700
Orlando, Florida 32801
(866) 312-2490

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished by our board of directors (the “Board”) in connection with the solicitation by our Board of proxies to be voted at the 2006 Annual Meeting of Stockholders to be held on September 22, 2006, at 3:00 p.m. Eastern time, at the Courtyard by Marriott, 8623 Vineland Avenue, Orlando, Florida 32821, and at any adjournment or postponement thereof (such meeting, and any adjournment or postponement thereof, the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. Only stockholders of record at the close of business on August 8, 2006 (the “Record Date”) will be entitled to receive notice of, and to vote at, the Annual Meeting. This proxy statement and the proxy card are first being mailed on or about August 18, 2006 to stockholders of record as of the Record Date. Our 2005 Annual Report was previously mailed to our stockholders on or about April 29, 2006.

As of the Record Date, 156,475,404 of our common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each of the matters to be voted upon at the Annual Meeting. As of the Record Date, our executive officers and directors beneficially owned, as determined by the rules of the Securities and Exchange Commission (the “SEC”), approximately 2.1% of our outstanding shares of common stock.

Proxy and Voting Procedures

Shares represented by any proxy, if received in time, properly signed and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. If no directions are specified, the shares represented thereby will be voted “FOR”:

•	the election of each of the nine nominees to our Board to hold office until the 2007 Annual Meeting of Stockholders or until their respective successors are duly elected and qualify; and

•	any other matters that properly may be presented at the Annual Meeting.

Proxies

Any stockholder giving a proxy has the power to revoke it with respect to any proposal at any time before the voting of the shares represented thereby by (1) delivery of a written statement to Greerson G. McMullen, our Corporate Secretary (the “Corporate Secretary”), stating that the proxy is revoked, (2) completing and executing a new proxy card that is dated later than the date of the prior proxy card and delivering it to the Corporate Secretary at or prior to the time the shares represented by the prior proxy are voted, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

A proxy card is enclosed for your use. The proxy card contains instructions for responding either by telephone, by internet or by mail. Votes cast in person or by proxy at the Annual Meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat “withhold” votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. “Withhold” votes will have no effect on the election of the particular director or directors as to whom the votes are withheld. If a broker or stockholder returns a properly executed proxy card, but does not vote and does not indicate “withhold”, the shares represented by such proxy card will be considered present for quorum purposes and such shares may be voted in the proxy holder’s discretion. The presence, in person or by proxy, of stockholders entitled to cast at least 50% of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual

Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting and will determine whether or not a quorum is present.

Solicitation Expenses

Solicitation of proxies will be primarily by mail. However, certain of our directors and officers and certain officers and directors of CNL Capital Markets, Inc. and CNL Securities Corp., as well as certain other entities (which may include affiliates), also may solicit proxies by telephone, internet, or in person without additional compensation. We will pay all approved expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing of the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of common shares held of record by such persons.

In addition, we have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies at a fee estimated to be approximately $250,000. We have agreed to indemnify such proxy solicitation firm against certain liabilities that it may incur arising out of the services it provides to us in connection with the Annual Meeting.

Where to Obtain More Information

The mailing address of our principal executive offices is CNL Center II at City Commons, 420 South Orange Avenue, Suite 700, Orlando, Florida 32801. A notice of revocation of a proxy should be sent to the attention of the Corporate Secretary at this address.

We make available free of charge on or through our internet web site (http://www.cnlhotels.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, as applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC.

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended and as filed with the SEC, without the accompanying exhibits, to our stockholders upon written request sent to the Corporate Secretary at the address of our principal executive offices set forth above. Each such request must set forth a good faith representation that, as of the Record Date, the person making the request was a beneficial owner of one or more of our common shares.

Important Note

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such unauthorized representation must not be relied upon as having been authorized by us or any other person or entity associated with us. This proxy statement provides you with detailed information about the proposal to be considered and voted upon at the Annual Meeting. The information in this proxy statement is current as of the date of this proxy statement. We encourage you to read this proxy statement carefully and in its entirety.

The date of this proxy statement is August 17, 2006.

PROPOSAL I:

ELECTION OF DIRECTORS

Nominees for Election to Our Board of Directors

Our Board currently consists of nine members, a majority of whom are independent directors. Pursuant to our Articles of Amendment and Restatement (the “Articles”), each of our directors is elected annually by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Our executive officers all serve at the pleasure of our Board, subject to employment agreements.

Our Nominating and Corporate Governance Committee has recommended for nomination each of the individuals listed in the table below to stand for election to our Board at the 2006 Annual Meeting of Stockholders.

The following table sets forth each nominee’s name, age and position with us.

Name	Age	Position

James M. Seneff, Jr.	60	Director and Chairman of the Board
Robert A. Bourne	59	Director and Vice Chairman of the Board
Thomas J. Hutchison III	64	Chief Executive Officer and Director
John A. Griswold	57	President, Chief Operating Officer and Director
J. Douglas Holladay	59	Independent Director
Jack F. Kemp	70	Independent Director
Craig M. McAllaster	54	Independent Director
Dianna F. Morgan	54	Independent Director
Robert E. Parsons, Jr.	51	Independent Director

Our directors that own shares of our common stock have advised us that they intend to vote their shares of common stock for the election of each of the foregoing nominees. Our Board unanimously recommends a vote “FOR” each of the foregoing nominees to our Board. Proxies will be voted “FOR” each of the foregoing nominees unless authority is withheld.

In the event that any nominee(s) should be unable or unwilling to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote “FOR” the election of such other person in the place of such nominee(s) for director as the Nominating and Corporate Governance Committee of the Board may nominate. Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the greatest number of votes cast “FOR” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “FOR” a particular director will not be counted in such director’s favor. Our Articles and By-laws do not provide for cumulative voting for the election of directors.

Set forth below is a brief description of each nominee’s principal occupation or employment during at least the past five years, and directorships in other public corporations.

James M. Seneff, Jr. has served as one of our directors since our inception in June 1996 and as the Chairman of the Board since June 1997. Mr. Seneff served as our Chief Executive Officer from June 1997 through February 2003, and he served as Co-Chief Executive Officer from February 2003 through May 2003. Mr. Seneff was a director and Chairman of the Board of Directors from January 1997 until June 2006 of CNL Hospitality Corp., our former advisor (the “Former Advisor”), which merged with and into a wholly-owned subsidiary of ours on June 21, 2006 (the “Amended Merger”). Mr. Seneff also served as Co-Chief Executive Officer of the Former Advisor from January 1997 until April 2005. For additional information regarding the Amended Merger, see the section entitled “Certain Relationships and Related Transactions — CNL Hospitality Corp. Merger.” Mr. Seneff has served as a director and as Chairman of the Board of Directors of CNL Hotel Investors, Inc. since February 1999 and served as Chief Executive Officer from February 1999 to June 2004. Mr. Seneff served as a director and Chairman of CNL Hotel Development Company from 1997 to June 2006. He also served as Chief Executive Officer of CNL Hotel Development Company from 1997 to January 2005. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc. (“CFG”), a diversified real estate company, and has served as a director, Chairman of the Board and Chief Executive Officer of CFG and its subsidiaries since the formation of a CFG affiliate in 1973. CFG is the parent company, either directly or indirectly through subsidiaries, of (1) CNL Real Estate Group, Inc. (“CREG”), which is the parent company of the various CNL advisors to certain unlisted REITs, including CNL Retirement Corp. and CNL Income Corp.; (2) CNL Capital Markets Corp., which is the parent company of CNL Securities Corp., a registered broker-dealer that has served as managing dealer for various CNL-affiliated public and private offerings, including our five previous public offerings, and (3) CNL Fund Advisors Company (f/k/a CNL Fund Advisors, Inc. and CNL Institutional Advisors, Inc.), a federally registered advisory firm. CFG and the entities it has established have grown to more than $17 billion in assets. Mr. Seneff also serves as a director and Chairman of the Board of Directors of CNL Retirement Properties, Inc., a public, unlisted REIT, as well as CNL Retirement Corp., its advisor. Since August 2003, Mr. Seneff has served as a director and Chairman of the Board of Directors of CNL Income Properties, Inc., a public, unlisted REIT. Mr. Seneff currently serves as a director and Chairman of the Board of Directors for CNL Income Corp., the advisor for CNL Income Properties, Inc., and served as the Chief Executive Officer from August 2003 to February 2004. Mr. Seneff served as a director from 1994 to 2005, as Chairman of the Board of Directors from 1996 to 2005 and as Chief Executive Officer from 1994 to 2004 of Commercial Net Lease Realty, Inc., a public real estate investment trust that is listed on The New York Stock Exchange, Inc. (“NYSE”). In addition, he served as a director and Chairman of the Board of Directors since inception in 1994 through February 2005, as Chief Executive Officer from 1994 through August 1999 and Co-Chief Executive Officer from December 2000 through September 2003, of CNL Restaurant Properties, Inc. CNL Restaurant Properties, Inc. was a public, unlisted REIT until February 2005, when it merged with U.S. Restaurant Properties, Inc. Mr. Seneff serves as Chairman of the Board of Trustreet Properties, Inc., the successor of the merger between CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc. Trustreet Properties, Inc. is a public REIT that is listed on the NYSE. Mr. Seneff has also served as a director and Chairman of the Board of Directors of CNL Securities Corp. since 19 79 and as its Chief Executive Officer from 1991 to 2004. He served as Chief Executive Officer from 2000 to 2004, and as a director from 1990, and Chairman of the Board of Directors from 2000, of CNL Investment Company until its merger with CNL Capital Markets Corp. in 2005. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A. and currently serves as a director and the Chairman of the Board of CNLBank. He served on the Florida State Commission on Ethics and is a former member and past Chairman of the State of Florida Investment Advisory Council, which advises the state of Florida retirement system. He is a former member of the Florida State University Foundation’s Board of Trustees. Currently, Mr. Seneff serves as Chairman of the Governor’s Council for the Economic Development Commission and Vice Chairman of the Board of Directors for the Orlando Performing Arts Center. He is a member of the Board of Overseers of the Crummer Graduate School of Business at Rollins College and a resident member of the Board of The Florida Council of 100. He also serves as a board member for Atlantic Blue Trust, Inc. and is a member of the Alexis de Tocqueville Society of the Heart of Florida United Way. Mr. Seneff is a member of the Board of Trustees of United Arts of Central Florida, Inc. the Board of Directors of Orlando Regional Healthcare and a number of other non-profit organizations. He is a graduate of Florida State University with a B.S. in Business Administration.

Robert A. Bourne currently serves as one of our directors and is Vice Chairman of our Board. Mr. Bourne previously served as director from our inception in June 1996 until February 2003. He was then re-elected as a director in June 2003. Mr. Bourne previously served as Vice Chairman of our Board from January 1999 through February 2003. He was re-appointed as Vice Chairman of our Board in July 2004. Mr. Bourne served as our Treasurer from September 2001 until July 2004. From February 1999 to July 2002, he served as President of CNL Hotel Investors, Inc. Since February 1999 he has served as a director and since June 2001 he has served as Treasurer of CNL Hotel Investors, Inc. Mr. Bourne also served as a director, Vice Chairman of the Board of Directors and as Treasurer of the Former Advisor from February 1999 until the closing of the Amended Merger on June 21, 2006. Mr. Bourne served as President of us and of the Former Advisor from 1997 to June 2002. From 1997 to June 2006, Mr. Bourne served as director and Treasurer of CNL Hotel Development Company. He served as President of CNL Hotel Development Company from 1997 to July 2002. Mr. Bourne is also the President of CFG and a director, Vice Chairman of the Board of Directors and Treasurer of CNL Retirement Properties, Inc., as well as serves as a director and Vice Chairman of the Board of Directors and served as Treasurer from June 2001 to March 2006 of CNL Retirement Corp. Mr. Bourne served as President of CNL Retirement Properties, Inc. and CNL Retirement Corp. from 1998 and 1997, respectively, to June 2002. Mr. Bourne also serves as a director, Vice Chairman of the Board of

Directors and Treasurer of CNL Income Properties, Inc., as well as serves as director and Vice Chairman of the Board of Directors, and served as Treasurer from July 2003 to March 2006 of CNL Income Corp., its advisor. Mr. Bourne also serves as a director of CNLBank. He served as a director from May 1994 to June 2005 and as Vice Chairman of the Board of Directors from May 1996 to June 2005 of Commercial Net Lease Realty, Inc., a public REIT that is listed on the NYSE. Mr. Bourne served as a director from 1994 through February 2005, President from 1994 through February 1999, Treasurer from February 1999 through August 1999, and Vice Chairman of the Board of Directors from February 1999 through February 2005, of CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.). CNL Restaurant Properties, Inc. was a public, unlisted REIT until February 2005, when it merged with U.S. Restaurant Properties, Inc. Mr. Bourne serves as a director of Trustreet Properties, Inc., the successor of the merger between CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc. Trustreet Properties, Inc. is a public REIT that is listed on the NYSE. Mr. Bourne also serves as a director, Chief Executive Officer, and Treasurer for various affiliates of CFG, including CNL Capital Markets Corp. and CNL Securities Corp. CFG and the entities it has established or acquired have grown to more than $17 billion in assets. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970, where he received a B.A. in Accounting, with honors.

Thomas J. Hutchison III has served as our Chief Executive Officer since May 2003 and has served as a director since July 2004. Mr. Hutchison previously served as our Executive Vice President from May 2000 through June 2002, as President from June 2002 through March 2003 and as Co-Chief Executive Officer from February 2003 through May 2003. Mr. Hutchison served as Co-Chief Executive Officer of the Former Advisor from February 2003 until April 2005, and was a director of the Former Advisor from August 2000 until the closing of the Amended Merger on June 21, 2006. From June 2002 through March 2003, Mr. Hutchison served as President of the Former Advisor. From May 2000 to June 2002, Mr. Hutchison served as Executive Vice President of the Former Advisor. From May 2000 to July 2002, he served as Executive Vice President, from July 2002 to September 2004 as President, and since June 2004, he has served as Chief Executive Officer, of CNL Hotel Investors, Inc. From January 2000 to September 2005, Mr. Hutchison served as President and Chief Operating Officer of CREG, the parent company of CNL Retirement Corp. and of the Former Advisor. He served as the President and Chief Operating Officer of CNL Realty & Development Corp. from August 2000 to July 2005. Since June 2006 Mr. Hutchison has served as director and Chairman and since January 2005 as Chief Executive Officer, of CNL Hotel Development Company. He previously served as Executive Vice President from October 2000 to July 2002 and as President from July 2002 to January 2005 of CNL Hotel Development Company. Mr. Hutchison served as President of CNL Retirement Properties, Inc. from June 2002 to September 2005. Mr. Hutchison also served as Chief Executive Officer of CNL Retirement Properties, Inc. and as President from June 2002 until September 2005 and as Chief Executive Officer of CNL Retirement Corp., its advisor, from August 2003 to September 2005. From February 2000 to June 2002, Mr. Hutchison served as Executive Vice President of CNL Retirement Properties, Inc. and from May 2000 to June 2002 served as Executive Vice President of CNL Retirement Corp. Mr. Hutchison also served as Chief Executive Officer of CNL Income Properties, Inc. a public, unlisted REIT, and as Chief Executive Officer and a director of CNL Income Corp., the advisor to CNL Income Properties, Inc., from February 2004 to August 2005. Mr. Hutchison joined CFG in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. Prior to joining CFG, Mr. Hutchison was President and owner of numerous real estate services and development companies. From 1990 to 2000, he was Chairman and Chief Executive Officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed President and Chief Executive Officer of General Development Corporation, a real estate community development company. From 1986 to 1990, he was the Chairman and Chief Executive Officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the President and Chief Executive Officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock’s nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison attended Purdue University and the University of Maryland Business School.

John A. Griswold has served as our President since March 2003, as our Chief Operating Officer since October 2003 and as one of our directors since July 2004. The functions of Portfolio and Asset Management, and Planning, Design, and Construction, report to Mr. Griswold. Mr. Griswold also served as a director and President of the Former Advisor from March 2003 through June 2006 and was the Former Advisor’s Chief Operating Officer from October 2003 through June 2006, and has over 30 years of experience in the hospitality industry. Mr. Griswold has served as President of CNL Hotel Development Company since January 2005. Since September 2004, Mr. Griswold has served as President of CNL Hotel Investors, Inc. From January 1999 to February 2003, Mr. Griswold served as one of our independent Directors. From 1985 to March 2003, Mr. Griswold served as a senior executive, including as president from 1999 to March 2003, of Tishman Hotel Corporation, an operating unit of Tishman Realty & Construction Co., Inc., founded in 1898. Tishman Hotel Corporation is one of the nation’s largest developers, owners and operators of upscale full service hotels and resorts. The Tishman Corporation provided such services for more than 85 hotels totaling more than 30,000 rooms. Tishman’s major developments included the Walt Disney World Swan and Dolphin resorts in Orlando, the Sheraton Chicago Hotel and Towers, the Westin Rio Mar Beach Resort in Puerto Rico and the Westin New York at Times Square. From 1981 to 1985, Mr. Griswold served as general manager of the Buena Vista Palace Hotel in The Walt Disney World Resort. From 1978 to 1981, he served as vice president and general manager of the Homestead Resort, a luxury condominium resort in Glen Arbor, Michigan. In addition, Mr. Griswold served as an operations manager for The Walt Disney Company from 1971 to 1978. He was responsible for operational, financial and future planning for multi-unit dining facilities in Walt Disney World and Lake Buena Vista Country Club. He is a past Chairman of Orlando/Orange County Convention & Visitors Bureau, Inc. and a member of the board of the First Orlando Foundation. Mr. Griswold received a B.S. from the School of Hotel Administration at Cornell University in June 1971.

James Douglas Holladay has served as one of our independent directors since July 2004. Mr. Holladay has served as general partner of two firms: Thornton Group, LLC from 1996 to 2002, which invests in start-up business ventures and advises public and private companies, and since 1998, he has also served as general partner of Park Avenue Equity Partners, LP, a private equity fund that makes investments in operating companies. Mr. Holladay is a director of Sunrise Senior Living, Inc. Mr. Holladay was a senior officer with Goldman, Sachs & Co., an international investment banking firm, until 1995. He also previously held senior positions of responsibility in both the White House and Department of State. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Morehouse College, Harvard University, Heidrick & Struggles, an executive search firm, Hughes Supply, a wholesale distributor, and United Way International. Mr. Holladay received a B.A. in 1969 from the University of North Carolina and an M.A. in 1978 from Princeton Theological Seminary and an M. Litt in 1981 from Oxford University.

Jack F. Kemp has served as one of our independent directors since July 2004. Currently, Mr. Kemp is the Founder and Chairman of Kemp Partners. In 1993, Mr. Kemp co-founded Empower America, a public policy and advocacy organization, and served as co-director of the organization until July 2004. In August 1996, he received the Republican Party’s nomination for Vice President under presidential candidate Bob Dole. Prior to founding Empower America, Mr. Kemp served as Secretary of Housing and Urban Development from 1990 to 1993, and as a U.S. Representative for western New York from 1971 to 1989. Before his election to Congress, Mr. Kemp played 13 years as a professional football quarterback and co-founded the American Football League Players Association. He received a B.A. in 1957 from Occidental College. Mr. Kemp also currently serves as a director for Hawk Corporation, IDT Corporation, InPhonic, Six Flags, Inc., World Space, Inc. and Oracle Corporation.

Craig M. McAllaster, Ed.D. has served as one of our independent directors since 1999. Dr. McAllaster is Dean of the Roy E. Crummer Graduate School of Business at Rollins College. He directed the Executive MBA program from 1994 through 2000, has been on the management faculty and served as Executive Director of the international consulting practicum programs at the Crummer School. Prior to Rollins College, Dr. McAllaster was on the faculty at the School of Industrial and Labor Relations and the Johnson Graduate School of Management, both at Cornell University, and the University of Central Florida. Dr. McAllaster spent over ten years in the consumer services and electronics industry in management, organizational and executive development positions. He is a consultant to a variety of domestic and international companies in the areas of strategy and leadership. Dr. McAllaster received a

B.S. from the University of Arizona in 1972, an M.S. from Alfred University in 1980 and an M.A. in 1985 and Doctorate in 1987, both from Columbia University.

Dianna F. Morgan has served as one of our independent directors since July 2004. Ms. Morgan had a 30-year career with Walt Disney World Company, most recently serving as Senior Vice President of Public Affairs from 1993 to 2001, where she was responsible for government, community and media relations, as well as the Disney Institute. She was appointed by Governor Jeb Bush to the University of Florida Board Of Trustees, where she serves as Vice Chair, and previously served as a member of the Orange County Tourist Development Commission, the Florida Tourism Commission and Enterprise Florida. Ms. Morgan received a B.A. in 1995 from Rollins College.

Robert E. Parsons, Jr. has served as one of our independent directors since September 2003. Since July 2004, Mr. Parsons has served as Executive Vice President and Chief Financial Officer of Exclusive Resorts, a Denver-based luxury residence club. Mr. Parsons is also the Managing Director of Wasatch Investments, which provides advisory and consulting services to the real estate and lodging industries. Prior to Wasatch Investments, Mr. Parsons spent 22 years at Host Marriott Corporation, a REIT that owns full service hotel properties, where, from 1995 to 2003, he served as Executive Vice President and Chief Financial Officer. He also previously served as Chairman of the Hotel Development Council of the Urban Land Institute. Mr. Parsons also serves as a director of TenFold Corporation. Mr. Parsons received a B.A. in 1979 and an M.B.A. in 1981 from Brigham Young University.

Election of directors under this proposal requires a plurality of all of the votes cast, provided a quorum is present.

Our Board has determined it to be advisable and in the best interests of us and our stockholders to elect the nominees for director named in this proposal. Our Board unanimously recommends that you vote “FOR” each of the nominees for director named in this proposal.

Executive Officers

Our Executive Officers are as follows:

Name	Age	Position

Thomas J. Hutchison III	64	Chief Executive Officer
John A. Griswold	57	President and Chief Operating Officer
C. Brian Strickland	43	Executive Vice President, Chief Financial Officer and Treasurer
Barry A.N. Bloom	42	Executive Vice President of Portfolio Management and Administration
Mark E. Patten	42	Senior Vice President and Chief Accounting Officer
Marcel Verbaas	36	Senior Vice President and Chief Investment Officer
Greerson G. McMullen	44	Senior Vice President, Chief General Counsel, and Corporate Secretary

C. Brian Strickland has served as our Executive Vice President since 2002 and as our Chief Financial Officer since January 2004. Mr. Strickland has also served as our Treasurer since February 2005. Previously he served as our Vice President of Finance and Administration from 1998 through 2000, as Senior Vice President of Finance and Administration from 2000 through 2002 and as Corporate Secretary from April 2004 through November 2005. Mr. Strickland served as Executive Vice President of the Former Advisor from July 2002 through the closing of the Amended Merger on June 21, 2006, and Chief Financial Officer of the Former Advisor from October 2004 through June 21, 2006. Mr. Strickland also serves as director, Executive Vice President, Treasurer and Corporate Secretary for CNL Hotel Development Company. He served as Executive Vice President of Finance and Administration for CNL Hotel Development Company from January 1999 to August 2002. Since August 2002 and April 2004, Mr. Strickland has served as Executive Vice President and Corporate Secretary, respectively, for CNL Hotel Investors, Inc. He previously served as Vice President of Finance and Administration from 1999 through 2000 and as Senior Vice President of Finance and Administration from 2000 through 2002 of CNL Hotel Investors, Inc. From 1989 to 1997, Mr. Strickland served as Director of Tax for Wyndham Hotels and Resorts. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company. From 1986 to 1988, Mr. Strickland

was a tax consultant with Ernst & Whinney, where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and received a B.A. in Accounting from Texas Tech University in 1985.

Barry A.N. Bloom has served as our Executive Vice President of Portfolio Management and Administration since June 2006 and served as our Senior Vice President of Portfolio Management and Administration from July 2004 through June 2006. He previously served as one of our Senior Vice Presidents from October 2003 until July 2004. Mr. Bloom also served as Executive Vice President of Portfolio Management and Administration of the Former Advisor from April 2006 through June 2006 and Senior Vice President of Portfolio Management and Administration from July 2004 until April 2006. He also served as a Senior Vice President of the Former Advisor from May 2003 until July 2004. Since October 2003, Mr. Bloom has served as Senior Vice President of CNL Hotel Investors, Inc. and CNL Hotel Development Company. Mr. Bloom is responsible for the oversight of select hotel assets, as well as directing efforts in management and franchise agreement administration, real estate ownership issues, hotel technology and integrating acquisitions into our existing portfolio management systems. Immediately prior to joining the Former Advisor, Mr. Bloom served as Vice President — Investment Management for Hyatt Development Corporation for three years. At Hyatt, he was responsible for providing ownership discipline and oversight for over 50 hotels and provided direction and decision making for capital expenditures and real estate issues. Prior to serving as Vice President of Hyatt, Mr. Bloom was a First Vice President at Tishman Hotel Corporation, where he spent over 10 years in a variety of capacities including investment banking, asset management and property management. Prior to joining Tishman, he worked for VMS Realty Partners and Pannell Kerr Forster. Mr. Bloom received an MBA from the Johnson School at Cornell University in 2001 and a B.S. from the School of Hotel Administration at Cornell University in 1986.

Mark E. Patten has served as our Senior Vice President and Chief Accounting Officer since April 2004 and served as the Senior Vice President and Chief Accounting Officer of the Former Advisor from February 2004 through June 2006. Mr. Patten is primarily responsible for our financial accounting and reporting areas and SEC compliance. In these capacities, Mr. Patten works closely with our Audit Committee and our Chief Financial Officer in, among other things, establishing and maintaining efficient and effective disclosure controls and compliance with SEC rules and regulations. Mr. Patten brings 20 years of experience in the areas of accounting, SEC reporting and corporate finance. Prior to his employment with the Former Advisor, Mr. Patten served for less than one year as the Chief Financial Officer of SRK Management Company, served two years with Danka Office Imaging Systems, a publicly-traded provider of office imaging equipment and services as Vice President of Finance, two years as Chief Financial Officer of World Commerce Online, a publicly-traded software development firm, and nearly two years as Chief Accounting Officer and Assistant Corporate Secretary for Vistana Inc., a publicly-traded developer and operator of timeshare resorts. During Mr. Patten’s tenure as Chief Financial Officer of World Commerce Online, World Commerce Online filed a petition pursuant to Chapter 11 of the federal bankruptcy laws. In addition, Mr. Patten spent 13 years with KPMG, including two years in KPMG’s Department of Professional Practice in New York and was elected into the partnership of KPMG in 1997. Mr. Patten received a B.A. in accounting from the University of Florida in 1986 and received his certification as a public accountant in 1988.

Marcel Verbaas has served as our Senior Vice President of Real Estate Services since December 2004 and Chief Investment Officer since March 2005. He previously served as our Vice President from August 2002 to March 2003 and as our Senior Vice President of Project Finance from March 2003 to June 2003. Mr. Verbaas also served as Chief Investment Officer from July 2003 to December 2004 and Senior Vice President from September 2003 to December 2004 of CNL Retirement Corp., the advisor to CNL Retirement Properties, Inc. Mr. Verbaas previously served as Vice President of Real Estate Finance from August 2000 to September 2002, Vice President of Structured Investments from September 2002 to March 2003 and as Senior Vice President of Project Finance from March 2003 through July 2003 for the Former Advisor. Prior to joining CNL, he served as Director of Corporate Finance for Stormont Trice Development Corporation, a private hotel development company with substantial expertise in public-private ventures, from July 1998 to August 2000. His responsibilities included the negotiation of all debt and equity investments for development projects, as well as the analysis of development and acquisition opportunities. Mr. Verbaas acquired extensive real estate finance expertise through various originations and underwriting positions with GE Capital Corp. and Ocwen Financial Corp. During his tenure at Ocwen Financial Corp., he assisted in the formation of its affiliated REIT. At both GE Capital Corp. and Ocwen Financial Corp., he originated, structured and underwrote transactions in all types of commercial real estate, Mr. Verbaas primarily focused on providing financing in the hospitality industry. A native of The Netherlands, Mr. Verbaas received a master’s degree in business economics from Erasmus University of Rotterdam, The Netherlands, in 1993.

Greerson G. McMullen has served as our Chief General Counsel, Senior Vice President and Secretary since November 2005 and as Senior Vice President and Chief General Counsel of the Former Advisor from October 2005 until May 19, 2006. Since June 2006, Mr. McMullen has served as director and Senior Vice President of CNL Hotel Development Company. Prior to joining us, Mr. McMullen was Executive Vice President, General Counsel and Secretary of Global Signal, Inc., a NYSE-listed company, from July 2004 to September 2005. From December 1996 to July 2004, he held various executive positions with General Electric Company’s Transportation, Industrial Systems and Energy divisions (“GE”). Prior to GE, he was a corporate attorney for Tropicana Products, Inc. and an attorney with the law firms of Sullivan & Cromwell and Kennedy Covington Lobdell & Hickman, L.L.P. Mr. McMullen received a B.S.F.S. from Georgetown University, School of Foreign Service in 1983, and a J.D. from the University of Virginia School of Law in 1988.

The backgrounds of Messrs. Hutchison and Griswold are described above under “ELECTION OF DIRECTORS — Nominees for Election to our Board of Directors.”

Corporate Governance

We operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) which, among other things, established, or provided the basis for, a number of new corporate governance standards and disclosure requirements. In addition, following the passage of Sarbanes-Oxley, the NYSE adopted changes to its corporate governance and listing requirements.

Director Independence

Although our shares are not listed on the NYSE, we apply the NYSE’s standards of independence when evaluating the independence of our outside directors. The standards relied upon by the Board in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, are comprised, in part, of those objective standards set forth in the NYSE rules, which generally provide that (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of our company, would not be independent for a period of three years after termination of such relationship; (b) a director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from our company, except for certain permitted payments, would not be independent; (c) a director who or whose immediate family member is a current partner of a firm that is our company’s internal or external auditor, a director who is a current employee of such a firm, a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or a director or an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our company’s audit within that time would not be independent; (d) a director who or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our company’s present executive officers at the same time serves or served on the other company’s compensation committee would not be independent; and (e) a director who is a current employee or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent. In addition to these objective standards and in compliance with NYSE rules, no director will be considered independent who has any other material relationship with our company that could interfere with the director’s ability to exercise independent judgment. The Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with our company.

The Board, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that our company’s current “independent” directors are Messrs. Holladay, Kemp, McAllaster, and Parsons and Ms. Morgan. In determining that Mr. Parsons did not have a material relationship with the Company, the Board considered that Mr. Parsons waived any distribution rights he had under his participation agreement with Exclusive Resorts Club Management, LLC in connection with the transaction described under “Certain Relationships and Related Transactions — Affiliated Transactions and Fees Paid to Affiliates — Advisory Agreement and Other Services.”

Independent Directors

A majority of the members of the Board have been determined to meet the NYSE’s standards for independence. See “Director Independence” above.

Executive Sessions of the Board of Directors

Our Corporate Governance Guidelines provide that our non-management directors shall hold annually at least two sessions without management present. The non-management directors will choose a non-management director to preside at non-management sessions of the Board.

Board Meetings During Fiscal Year 2005

The Board met 12 times (including regularly scheduled and special meetings) during the year ended December 31, 2005, and the average attendance by directors at Board meetings was 98%. Each member of our Board as it was constituted during 2005 attended at least 75% of the total meetings of our Board and of any committee on which he or she served. It is our policy that directors should make every effort to attend the annual meetings of our stockholders. All directors attended last year’s annual meeting.

Communications with Directors

Stockholders who wish to communicate with a member or members of our Board may also do so by addressing their correspondence to the Board member or members, c/o Corporate Secretary, CNL Hotels & Resorts, Inc., CNL Center II at City Commons, 420 South Orange Avenue, Suite 700, Orlando, Florida, 32801. Our Corporate Secretary will forward correspondence to the appropriate person or persons for response.

Stockholders who wish to communicate with non-management directors may also do so by directing the communication to the Chairman of the Nominating and Corporate Governance Committee, c/o CNL Hotels & Resorts, Inc., CNL Center II at City Commons, 420 South Orange Avenue, Suite 700, Orlando, Florida 32801.

Audit Committee and Audit Committee Financial Expert

We have a standing Audit Committee, the members of which are selected by our Board each year. The members of our Audit Committee are Robert E. Parsons, Jr., Craig M. McAllaster, and Dianna F. Morgan, all of whom qualify as “independent directors” under the NYSE listing standards and applicable SEC rules. Mr. Parsons serves as Chairman of the Audit Committee, and our Board has determined that he is an “audit committee financial expert” as defined under the rules and regulations of the SEC. We believe that each of our Audit Committee members is financially sophisticated and able to read and understand our financial statements. The Audit Committee met 15 times during the year ended December 31, 2005.

In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

The Audit Committee helps to ensure the integrity of our financial statements and evaluates the qualifications and independence of our independent registered certified public accounting firm and oversees the performance of our internal audit function. The Audit Committee’s functions include, but are not limited to, selecting, assisting and meeting with the independent registered certified public accounting firm, overseeing each annual audit and quarterly reviews, ensuring that we establish and maintain our internal audit controls and approving the report below that federal securities laws require be included in our annual proxy statement. In performing these functions, our Audit Committee meets periodically with our independent registered certified public accounting firm, management and internal auditors (including private sessions) to review the results of their work. During the year ended December 31, 2005, our Audit Committee met nine times (including telephonic meetings) with our independent registered certified public accounting firm, internal auditors and management to discuss the annual and quarterly financial reports prior to filing them with the SEC. In addition, our Audit Committee has established procedures for handling any complaints we receive regarding accounting, internal accounting controls, or auditing matters, as well as any confidential, anonymous submissions by any of our employees regarding concerns about questionable accounting or auditing matters. We provide appropriate funding, as determined by our Audit Committee, for the payment of all fees and expenses to any advisors employed by the Audit Committee.

The Audit Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance, a copy of which was attached as Appendix F to our definitive proxy statement filed with the SEC on June 21, 2004. Copies of the charter can be obtained free of charge from our website at www.cnlhotels.com.

Audit Committee Report

Review and Discussions with Management.  Our Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2005, with our management. Our Audit Committee also discussed with our senior management the process for certifications by our Chief Executive Officer and Chief Financial Officer which is required by the SEC and Sarbanes-Oxley for certain of our filings with the SEC.

Review and Discussions with Independent Registered Certified Public Accounting Firm.  Our Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered certified public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” which includes, among other items, matters related to the conduct of the audit of our financial statements. In addition, our Audit Committee has reviewed the selection, application and disclosure of our critical accounting policies. Our Audit Committee has also received written disclosures and a letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP their independence from us.

Conclusion.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Audit Committee

Robert E. Parsons, Jr.
Craig M. McAllaster
Dianna F. Morgan

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act or the Exchange Act, except to the extent that we incorporate it by specific reference.

Other Board Committees

In addition to the Audit Committee, our Board has a Compensation Committee, a Nominating and Corporate Governance Committee, a Special Committee and a Special Litigation Committee.

Compensation Committee

Our Compensation Committee currently consists of Jack F. Kemp, Dianna F. Morgan and Robert E. Parsons, Jr. Ms. Morgan serves as chairman of the Compensation Committee. The Compensation Committee reviews the performance of our officers, approves the compensation and benefits of our officers, administers our 2004 Omnibus Long-Term Incentive Plan, reviews and recommends to the Board the compensation of directors and makes recommendations to the Board regarding our compensation plans, incentive plans and employment agreements, and retains compensation consultants and obtains advice from internal or external advisors, as necessary. Our Compensation Committee met 15 times during the fiscal year ended December 31, 2005.

The Compensation Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from our website at www.cnlhotels.com.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider (employee) participation during 2005.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of J. Douglas Holladay, Jack F. Kemp and Craig M. McAllaster. All members of our Nominating and Corporate Governance Committee qualify as “independent directors” under the NYSE listing standards. Dr. McAllaster serves as chairman of our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s role includes establishing criteria for prospective members of our Board, conducting candidate searches and interviews, overseeing a self-evaluation process for the Board and each of its committees, evaluating from time to time the appropriate size and composition of our Board, advising the Board on the appropriate structure and operation of all committees of the Board, formally proposing the slate of directors to be elected at each annual meeting of our stockholders, making recommendations to the Board relating to the establishment of policies and principles regarding succession planning in the event of an emergency or the retirement of our CEO and develops and recommends to the Board corporate governance guidelines that comply with all applicable legal and regulating requirements. Our Nominating and Corporate Governance Committee does not have any minimum qualifications with respect to Board nominees and considers many factors with regard to each candidate, including skills, knowledge, perspective, broad business judgment and leadership, relevant lodging industry-specific knowledge, business creativity and vision, experience with businesses and other organizations of comparable size, age and diversity, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committee thereof, and the candidate’s willingness to devote substantial time and effort to Board responsibilities. Our Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2005.

The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from our website at www.cnlhotels.com.

The Nominating and Corporate Governance Committee will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2007 Annual Meeting of Stockholders should mail their suggestions to CNL Hotels & Resorts, Inc., CNL Center II at City Commons, 420 South Orange Avenue, Suite 700, Orlando, Florida 32801, Attn: Corporate Secretary. Suggestions must be received by our Corporate Secretary no later than March 31 of each year. The manner in which director nominee candidates suggested in accordance with this policy are evaluated will not differ from the manner in which candidates recommended by other sources are evaluated.

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility, director access to officers and employees, director compensation, director orientation and continuing education and the annual performance evaluation of the Board. Copies of the guidelines can be obtained free of charge from our website at www.cnlhotels.com.

Code of Business Conduct

We have adopted a Code of Business Conduct, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct covers topics, including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

Waivers from the Code of Business Conduct are discouraged. Any waivers from the Code of Business Conduct that relate to our directors and executive officers must be approved by the Board and will be posted on our website at www.cnlhotels.com as required by law.

Copies of the Code of Business Conduct can be obtained free of charge from our website at www.cnlhotels.com.

Special Committee

In 2004, our Board formed a special committee consisting of three of our independent directors (the “Special Committee”) to analyze, consider and negotiate the terms of our merger with the Former Advisor and to make a recommendation to our entire Board as to whether or not to pursue a merger with the Former Advisor and, if so, on what terms and conditions. Our Special Committee currently consists of Robert E. Parsons, Jr., Jack F. Kemp and Craig M. McAllaster. Mr. Parsons serves as chairman of our Special Committee, which met 25 times during the fiscal year ended December 31, 2005.

Special Litigation Committee

In December 2004, our Board formed a special litigation committee (the “Special Litigation Committee”), comprised of our three independent directors who were not defendants in the securities class action litigation, which was filed against us by a shareholder in the United States District Court for the Middle District of Florida on August 16, 2004. Our Special Litigation Committee currently consists of J. Douglas Holladay, Jack F. Kemp and Dianna F. Morgan. The Special Litigation Committee was formed for the purpose of monitoring the arbitration proceedings regarding us and our directors’ rights and obligations concerning indemnification as it pertained to legal defense and liability associated with the class action litigation and subsequent administration of indemnification and to approve local counsel to represent us in connection with the arbitration proceedings. On March 3, 2005, the authority of the Special Litigation Committee was extended to include, within certain limitations, the power to consider any settlement offer in such securities class action litigation. On January 26, 2006, the authority of the Special Litigation Committee was further extended to include, within certain limitations, the power to review (including reviewing the course of negotiations) and approve any settlement of such securities class action litigation on our behalf. On January 26, 2006, the authority of the Special Litigation Committee was also extended to include the determination of any claims or rights that we may have with respect to such settlement, such securities class action litigation and their subject matter, including, but not limited to, claims for indemnification, contribution or insurance. The Special Litigation Committee met one time during 2005.

Compensation of Directors and Executive Officers

Compensation of Directors

During the year ended December 31, 2005, each independent director was entitled to receive $10,000 quarterly in cash for serving on the Board and a quarterly stock grant of shares, which, prior to May 2006, was the amount of shares having a value equal to $10,000 (based on a deemed price of $20 per share) and is now 500 shares, and an attendance fee of $2,000 per meeting of the Board or any committee of the Board, except for the Special Committee, whether attended in person or telephonically. Members of the Special Committee are entitled to receive an attendance fee of $1,500 per meeting. In accordance with our Bylaws, our directors who served as officers and/or directors of the Former Advisor were not entitled to and did not receive compensation for their services as our directors in 2005.

During the year ended December 31, 2005, certain independent directors received additional cash compensation for serving as committee chairs. The Audit Committee Chairman received $3,750 quarterly, the Chairman of our Compensation Committee received $2,500 quarterly and the Chairman of our Nominating and Corporate Governance Committee, as well as our other Board committee chairs (except as determined by the Board), received $1,250 quarterly.

Directors who are members of the Special Committee received additional fees for services as members of the Special Committee. Each of the three members of the Special Committee received $1,500 per meeting attended. In addition, Mr. Kemp received $30,000 in 2005 for his participation on the Special Committee. In March 2006, the Board approved and we paid additional compensation to Mr. Parsons, Mr. McAllaster and Mr. Kemp for their continued service on the Special Committee in the amounts of $90,000, $60,000 and $30,000, respectively.

Pursuant to our travel policy for directors, directors are also entitled to reimbursement for expenses incurred in connection with visiting our properties, including for the cost of hotel rooms, food and beverages and related services, reimbursement for associated taxes and/or applicable gross-up to cover income taxes on such reimbursements, if any.

On May 13, 2005, the Board approved an amendment to our Bylaws pertaining to specified amounts of compensation for directors’ services or activities. The amendment relates to the section of the Bylaws that addresses director compensation and provides that our directors will be entitled to receive compensation as may be determined by the Board by resolution (including the affirmative vote of a majority of independent directors) for the services or activities they perform or engage in as Directors.

In 2005, we implemented a deferred compensation program for our directors, allowing them to defer all or a portion of their cash and stock-based compensation.

The following table summarizes the compensation in cash and shares of common stock that was paid to, or deferred by, each independent director for the year ended December 31, 2005:

Independent Director	Cash Payments		Stock Grants(1)

J. Douglas Holladay	$98,750	(2)	2,000(3)
Jack F. Kemp	181,750		3,250
Craig M. McAllaster	176,500		2,000(3)
Robert E. Parsons, Jr.	220,000	(4)	2,000(3)
Dianna F. Morgan	174,750		2,000

(1)	Each of our independent Directors was entitled to receive 500 shares of our common stock for their services during the fourth quarter of 2005, which had not been issued as of December 31, 2005. These shares are not included in the amounts shown.

(2)	Includes $81,500 in cash compensation deferred pursuant to the terms of a deferred fee agreement between Mr. Holladay and us.

(3)	Includes shares deferred pursuant to the terms of a deferred fee agreement between such director and us.

(4)	Includes $159,750 in cash compensation deferred pursuant to the terms of a deferred fee agreement between Mr. Parsons and us.

Executive Officer Compensation

We did not pay any compensation during the year ended December 31, 2005 to our officers and/or directors who also served as officers and/or directors of the Former Advisor. No annual or long-term compensation was paid by us to any of our officers for services rendered in any capacity to us during the years ended December 31, 2005, 2004 and 2003.

In addition, none of our officers received an annual salary or bonus from us during the year ended December 31, 2005. Our officers were employees and officers of the Former Advisor or its affiliates and received compensation from CFG and its affiliates in part for services provided to us.

On June 21, 2006, we completed the Amended Merger with the Former Advisor. For additional information regarding the Amended Merger, see the section entitled “Certain Relationships and Related Transactions — CNL Hospitality Corp. Merger.” In connection with the completion of the Amended Merger, our officers became our employees (except that Mr. McMullen had previously become an employee of ours on May 22, 2006), and are now compensated by us. In addition, certain of our officers received deferred share awards under the terms of employment agreements and/or our 2004 Omnibus Long-Term Incentive Plan, which is administered and implemented by the Compensation Committee. See “Employment Agreements” below.

Employment Agreements

We entered into employment agreements with the following executives of the Former Advisor: on April 3, 2006, Messrs. Hutchison, Griswold, Strickland and Bloom; on June 1, 2006, Mr. McMullen; and on June 15, 2006, Messrs. Patten and Verbaas (collectively, the “Employment Agreements”). The Employment Agreements became effective upon completion of the Amended Merger. Each of such persons is currently one of our executives. Prior to the effective time of the Amended Merger, each such executive was one of our officers and was employed by the Former Advisor (except that Mr. McMullen had previously become an employee of ours on May 22, 2006). No such person other than Messrs. Griswold and McMullen had any written employment letter or agreement with the Former Advisor. While the Employment Agreements provide for annual salaries substantially the same as such executives were paid by the Former Advisor, the Employment Agreements contain other benefits that may differ from their former employment arrangements. In particular, the Employment Agreements provide that each such executive will be eligible for an annual bonus of up to amounts ranging from 50 percent to 200 percent of his then-current annual salary, which may give rise to the payment of bonuses higher than such individuals would receive in the absence of a written employment agreement. Each of the Employment Agreements includes covenants protecting our confidential information and intellectual property. The Employment Agreements also contain covenants regarding non-solicitation and non-competition. Each of the Employment Agreements resulted from an arms-length negotiation between the respective executive and us.

Each such executive also received long-term incentive stock awards in the form of deferred shares pursuant to the terms of his Employment Agreement and our 2004 Omnibus Long-Term Incentive Plan as summarized in the table below. A portion of the deferred shares will vest in four equal installments on December 31, 2006, December 31, 2007, December 31, 2008, and December 31, 2009 if the executive remains in our service on such dates. In addition, a portion of the deferred shares are subject to vesting based on the achievement of certain performance criteria determined by our Compensation Committee.

The following table sets forth the terms of the Employment Agreements regarding each executive’s cash and stock-based compensation:

				Deferred Share Awards
				Time-	Performance
		Annual	Cash Bonus	Based	-Based
Officer	Title	Salary	Range	Vesting	Vesting

Thomas J. Hutchison III	Chief Executive Officer	$900,000	50% - 200%	153,090	697,410
John A. Griswold	President and Chief	700,000	50% - 175%	119,322	543,578
	Operating Officer
C. Brian Strickland	Executive Vice President,	526,000	50% - 175%	83,700	381,300
	Chief Financial Officer and Treasurer
Barry A. N. Bloom	Executive Vice President	385,000	50% - 125%	31,500	143,500
	of Portfolio Management and Administration
Greerson G. McMullen	Senior Vice President, Chief General Counsel	300,000	50% - 125%	23,625	107,625
	and Corporate Secretary
Marcel Verbaas	Senior Vice President and	281,000	50% - 100%	21,600	98,400
	Chief Investment Officer
Mark E. Patten	Senior Vice President and	257,000	50% - 100%	18,000	82,000
	Chief Accounting Officer

Class Action Litigation

On August 16, 2004, a stockholder filed a complaint in the United States District Court for the Middle District of Florida (the “Class Action Lawsuit”) against, among others, us, the Former Advisor, certain affiliates of us and of the Former Advisor, and certain directors and officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, McAllaster and Parsons (the “Defendant Directors”). The complaint asserted claims on behalf of two putative classes, those persons who purchased our shares during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on the proxy statement, dated May 7, 2004, as amended. The complaint alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act, Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, and breach of fiduciary duty. The parties engaged in motion practice, which resulted in the dismissal of parts of plaintiffs’ claims and, ultimately, the filing of a Second Amended Class Action Complaint.

On April 3, 2006, after execution of the Amended Merger Agreement (as defined below), counsel for us, the Former Advisor, CNL Securities Corp., and certain of our current and former directors and officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, McAllaster, Parsons, Adams, and Dustin, executed a stipulation of settlement (the “Stipulation”), which set forth the terms of an agreement for the settlement of the Class Action Lawsuit. Subject to Court approval, the terms of the Stipulation provided for the certification of two settlement classes: (i) a class of all persons who purchased or otherwise acquired our securities issued or offered pursuant to or by means of our registration statements and/or prospectuses between August 16, 2001 and August 16, 2004, inclusive (the “Purchaser Class”), and (ii) a class of all persons who were entitled to vote on the proposals presented in the proxy statement filed by us, dated June 21, 2004, as amended or supplemented by the additional proxy solicitation materials filed on July 7, July 8 and July 20, 2004 (the “Proxy Class”). We and the other defendants have denied and continue to deny liability or any act of negligence or misconduct, but in exchange for a release and resolution of the Class Action Lawsuit, we and the other defendants have agreed to settle the Class Action Lawsuit.

Under the terms of the Stipulation, in connection with the Purchaser Class claims, we will pay a total of $35 million, consisting of $3.7 million to be paid by January 15, 2007, $15.65 million to be paid by January 15, 2008, and $15.65 million to be paid by January 15, 2009, which payments will be deposited into a settlement fund account to be administered by plaintiffs’ counsel. Plaintiffs’ counsel sought a fee with respect to the Purchaser Class equal to 25 percent of all amounts paid by us into the settlement fund account, totaling approximately $8.75 million, plus expenses (subsequently reduced by the Court to $7.0 million). The proceeds in the settlement fund, plus any applicable interest, less approved fees and expenses will be distributed to stockholders who are members of the Purchaser Class. In connection with the Proxy Class and derivative claims, we and the other defendants who were our directors during the negotiation and execution of the Amended Merger Agreement, the Amended and Restated Renewal Agreement (as defined below), and the Payment Agreement (as defined below) (the “New Agreements”) have acknowledged that the Class Action Lawsuit was among the material factors taken into account in connection with the terms of the New Agreements. As required by the terms of the Stipulation, we also provided plaintiffs’ counsel with an opportunity to review, for the purposes of compliance with all applicable securities and corporate fiduciary laws, rules and regulations, and comment on our proxy statement relating to a special meeting of our stockholders and all related materials. In addition, as a part of the settlement of the Class Action Lawsuit, we agreed to adopt or maintain certain corporate governance measures, including (i) a mechanism for a committee of the Board comprised solely of three Independent Directors to review and approve any proposal by us to our stockholders to approve an amendment to the charter to extend the date specified in the charter by which we must commence an orderly liquidation (and that any final evaluation by the advisor to such directors be provided to plaintiffs’ counsel for review), and (ii) the maintenance of a committee of the Board, consisting solely of directors who do not have a financial interest in the transaction being considered, to review and approve all related-party transactions. Plaintiffs’ counsel sought, and was granted by the Court, a fee and a portion of reimbursable expenses with respect to the Proxy Class and derivative claims in the amount of $5.5 million which we have agreed to pay as part of the settlement.

At a hearing held on July 26, 2006, the Court determined the settlement to be fair, reasonable, and adequate, and declared that it will be approved. The Court took the request for attorney fees and expenses under advisement. On August 1, 2006, the Court entered the Order Granting Final Approval of the Settlement. The Court also issued a written Memorandum Opinion approving the request for an award of $5.5 million for attorneys’ fees for the Proxy Class claims, reducing the fee award for the Purchaser Class claims from the requested $8.75 million to $7.0 million, and approving the requested amounts for expenses for both types of claims. On August 2, 2006, the Court entered an Order directing the clerk to close the file.

We accrued $34.2 million for the settlement as of December 31, 2005, representing the present value of the total settlement estimate of $40.5 million, and recognized the related charge as an expense for litigation settlement in our statement of operations for the year ended December 31, 2005. During the three and six months ended June 30, 2006, we recognized approximately $0.8 million and $1.6 million, respectively, in interest expense pertaining to the accrued liability. During the three months ended June 30, 2006, we advanced $0.25 million, in accordance with the Stipulation, to cover certain costs and expenses related to the Settlement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2006, the number and percentage of outstanding shares of common stock, par value $0.01 per share, beneficially owned by each director, by each of our executive officers, and by all executive officers and directors as a group, based upon information furnished to us by such directors and executive officers. We are not aware of any person or group that is the beneficial owner of more than five percent of our outstanding common stock. Unless otherwise listed, the address of each of the persons listed below is c/o CNL Hotels & Resorts, Inc., CNL Center II at City Commons, 420 South Orange Avenue, Suite 700, Orlando, Florida 32801.

	Total Number of		Percent of
Name and Address of Beneficial Owner	Shares Beneficially		Class

Barry A.N. Bloom	37,267	(2)(3)	*
Robert A. Bourne	492,877	(1)(3)	*
John A. Griswold	99,990	(2)(3)	*
J. Douglas Holladay	6,500	**	*
Thomas J. Hutchison III	251,118	(2)(3)	*
Jack F. Kemp	6,500		*
Craig M. McAllaster	11,500	**	*
Greerson G. McMullen	—	(2)	*
Dianna F. Morgan	6,500		*
Robert E. Parsons, Jr.	11,500	**	*
Mark E. Patten	—	(2)	*
James M. Seneff, Jr.	2,212,633	(1)(3)	1.4%
C. Brian Strickland	151,117	(2)(3)	*
Marcel Verbaas	19,998	(2)(3)	*

All directors and executive officers as a group (14 persons)	3,295,000		2.1%

*	Less than one percent of the total amount of our outstanding shares of common stock.

**	Includes shares deferred pursuant to the terms of a deferred fee agreement between us and such director.

(1)	Includes 12,500 shares held by Orion Holdings, LLC, an entity in which both Messrs. Seneff and Bourne are beneficial owners. Shares are presented as beneficially owned by both Messrs. Seneff and Bourne, but are included in the total share count once.

(2)	Does not include deferred shares granted pursuant to the Employment Agreements. For additional information see “Employment Agreements”.

(3)	Includes an aggregate of 3,239,999 shares issued in connection with the Amended Merger, including 2,200,132 shares that were received by Mr. Seneff, 480,377 shares that were received by Mr. Bourne, 37,267 shares that were received by Mr. Bloom, 99,990 shares that were received by Mr. Griswold, 251,118 shares that were received by Mr. Hutchison, 151,117 shares that were received by Mr. Strickland, and 19,998 shares that were received by Mr. Verbaas.

Section 16(a) Beneficial Ownership Reporting Compliance

On December 14, 2005, we granted restricted common stock to the following individuals who, due to the administrative oversight of the Company, did not properly file Form 4s by the end of the second business day following the grants. Reports were filed for each director promptly upon the discovery of this oversight, on the dates noted below:

Board Member	Filing Date

J. Douglas Holladay	April 4, 2006
Craig M. McAllaster	April 4, 2006
Robert E. Parsons, Jr.	April 4, 2006

Based solely upon a review of copies of forms furnished to us or written representations that no Forms 5 were required, we believe that all other Section 16(a) filing requirements were met during fiscal 2005. During the fiscal year ended December 31, 2005, we did not have any beneficial owners who held more than ten percent of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CNL Hospitality Corp. Merger

Original Merger Agreement

In April 2004, we entered into a merger agreement with, among others, the Former Advisor, as amended as of June 17, 2004 (the “Original Merger Agreement”). The Original Merger Agreement provided for the merger of the Former Advisor into a wholly-owned subsidiary of ours (the “Original Merger”) and was approved by our stockholders at the 2004 Annual Meeting of Stockholders. The Original Merger Agreement provided that during the period from its execution, April 29, 2004, until the earlier of (i) the Original Merger becoming effective or (ii) the Original Merger Agreement being terminated, the Former Advisor would earn and be paid the following fees: (a) monthly Asset Management Fees, (as described below) and (b) development fees earned by the Former Advisor or its subsidiaries in the ordinary course of business. Additionally, the Former Advisor would continue to be reimbursed for expenses incurred in the ordinary course of business in accordance with the terms of the Advisory Agreement, including but not limited to, accounting fees. During such period, under the Original Merger Agreement, prior to the merger closing the Former Advisor was not entitled to receive any other fees from the Company to which it otherwise would have been entitled under the Advisory Agreement.

Amended and Restated Merger Agreement

On April 3, 2006, we entered into an amended and restated agreement and plan of merger with the Former Advisor, CREG, Five Arrows Realty Securities II L.L.C. (“Five Arrows”), the other stockholders of the Former Advisor identified therein, CNL Hotels & Resorts, LLC, formerly known as CNL Hotels & Resorts Acquisition, LLC (“Acquisition Sub”), CNL Hospitality Properties Acquisition Corp. and CFG (the “Amended Merger Agreement”). Our Board approved the Amended Merger Agreement upon the recommendation of a special committee comprised of three of our independent directors. The Amended Merger Agreement amended and restated the Original Merger Agreement.

The closing (the “Closing”) of the Amended Merger occurred on June 21, 2006 (the “Merger Closing Date”). Pursuant to the Amended Merger Agreement, the Former Advisor merged with and into Acquisition Sub, all of the membership interests of which are owned by us (the “Amended Merger”), and the separate corporate existence of the Former Advisor ceased. Upon the Closing, all of the outstanding shares of capital stock of the Former Advisor (the “Former Advisor Shares”) were converted into 3.6 million of our shares of common stock, which total number of shares was calculated by dividing $72 million by the Per Share Price (as defined in the Amended Merger Agreement), and the Former Advisor Shares ceased to be outstanding and were canceled, retired and ceased to exist. In addition, at the Closing, we assumed a note issued by the Former Advisor to Five Arrows, which as of the Merger Closing Date had an outstanding principal balance of $7.625 million, plus accrued and unpaid interest (the “Five Arrows Note”). On June 22, 2006, we repaid the Five Arrows Note in full. The Former Advisor had been obligated to make all principal and interest payments under the Five Arrows Note through June 30, 2006. Upon consummation of the Amended Merger, Acquisition Sub, as the successor to the Former Advisor, became a wholly-owned subsidiary of ours, and the Former Advisor’s officers and other employees became our employees. As a result of the consummation of the Amended Merger, the Amended Advisory Agreement (as defined below) between us and the Former Advisor was terminated and we became self-advised.

Prior to the Amended Merger, certain of our officers and directors and their respective affiliates collectively owned, directly or indirectly, an aggregate of 90 percent of the Former Advisor Shares and, at Closing, received, directly or indirectly, an aggregate of 3.24 million shares of our common stock. Five Arrows owned the remaining 10 percent of the Former Advisor Shares prior to the Amended Merger, and received 360,000 of our common shares. Mr. Seneff, jointly with his wife, has ownership and voting control of CNL Holdings, Inc., the parent company of CFG, which, in turn, wholly owns CREG, the owner, prior to the Amended Merger, of approximately 53.64 percent of the Former Advisor Shares. Additionally, Mr. Seneff also directly owned approximately 7.47 percent of the Former Advisor Shares. As a result of his former direct and indirect holdings in the Former Advisor, Mr. Seneff received approximately 2,200,132 shares of our common stock in the Amended Merger. In addition, Mr. Bourne directly owned approximately 13.34 percent of the Former Advisor Shares and, as a result, received approximately 480,377 shares of our common stock in the Amended Merger. Messrs. Hutchison, Griswold, Strickland, Verbaas, and Bloom, officers of ours and formerly of the Former Advisor, owned an aggregate of approximately 15.54 percent of the Former Advisor Shares, which, in connection with the Amended Merger, resulted in them receiving an aggregate of approximately 559,490 shares of our common stock. Prior to the consummation of the Amended Merger, the Former Advisor owned 10,000 of our common shares, which were assumed by us and retired in connection with the Amended Merger, and a company owned and controlled by Messrs. Seneff and Bourne owned 12,500 of our common shares. As part of the Closing, we entered into a registration rights agreement with the former stockholders of the Former Advisor (the “Registration Rights Agreement”), which requires us to register, in certain instances, our shares of common stock that the Former Advisor’s former stockholders received in the Amended Merger. The Registration Rights Agreement is described in more detail below.

Transition Services Agreement

On June 21, 2006, in connection with the consummation of the Amended Merger, we entered into a transition services agreement with CFG (the “Transition Services Agreement”), pursuant to which CFG will provide us with investor relations support, software services, data center services, administration of certain external legal billing services and certain other office services. CFG will charge us for each particular service (other than the administration of certain external legal billing services) at CFG’s historical cost without any profit mark-up, which are the same fees or rates that CFG charges to its other customers (which are all either subsidiaries or current or former affiliates of CFG), and the fees payable by us to CFG for legal billing services are an annual fixed amount agreed upon in advance without any profit mark-up. The Transition Services Agreement will terminate on March 31, 2007, unless otherwise extended. The Transition Services Agreement will be terminable without penalty by us upon ninety (90) days’ prior written notice to CFG prior to the end of the initial term or any renewal term. At our sole option, we may terminate (i) any or all services, other than the investor relations, call center and legal billing services, either in whole or in part, under the Transition Services Agreement upon thirty (30) business days’ prior written notice to CFG, and (ii) the investor relations, call center and/or the legal billing services upon ninety (90) days’ prior written notice to CFG. The Transition Services Agreement will also be terminable at any time without penalty by CFG upon one hundred and eighty (180) days’ prior written notice to us.

Brand License Agreement

On June 21, 2006, in connection with the consummation of the Amended Merger, we entered into a brand license agreement with CNL Intellectual Properties, Inc., an affiliate of CFG (the “Brand License Agreement”), with respect to the use of the CNL mark and brand. The Brand License Agreement does not provide for the payment of a licensing fee by us and provides for various termination rights by CNL Intellectual Properties, Inc. upon twelve (12) months’ prior written notice to us in the event:

•	Mr. Seneff is involuntarily removed as a member of the Board by our stockholders or the Board;

•	We terminate the Tower II Lease (as defined below), provided that, if our termination of the Tower II Lease is the result of a material breach by the other party, and CFG or its affiliates terminate the Brand License Agreement, CFG is obligated to pay us a $2 million termination fee;

•	We are involved in certain extraordinary corporate transactions, such as a merger, a dissolution, or sale of all or substantially all of our assets; or

•	A majority of the Board are persons other than persons for whose election proxies have been solicited by the Board.

Registration Rights Agreement; Lock-Up Letters

On June 21, 2006, in connection with the consummation of the Amended Merger, we entered into the Registration Rights Agreement. Under the Registration Rights Agreement, the Company granted the former stockholders of the Former Advisor (the “Former Advisor Stockholders”) certain registration rights with respect to the common shares they received in the Amended Merger. These registration rights require us, on up to two occasions on demand of holders of shares with an aggregate offering price equal to at least $10 million, to use our commercially reasonable best efforts to prepare and file a registration statement within ninety (90) days of the demand that covers the resale of those shares, and the shares of any other holders of registration rights electing to participate in the registration. In addition, the Registration Rights Agreement provides that we are required to give the holders of registration rights notice at least thirty (30) days prior to the proposed date of filing a registration statement for the offer and sale of common shares for the Company or for any other selling stockholder, and provide these holders with the opportunity to participate and have their common shares included in the registration statement, subject to customary underwriter cutback provisions. This participation right does not apply to registration statements related to an employee benefit plan, a dividend or distribution reinvestment plan or on Form S-4 or Form S-8 under the Securities Act. The Registration Rights Agreement provides that we will bear all expenses incident to our obligations under the Registration Rights Agreement, other than any underwriting fees, discounts or commissions, or any out-of-pocket expenses of the persons exercising the registration rights, or any transfer taxes relating to the resale of their shares. Notwithstanding the foregoing, we will have no obligation to fulfill any registration obligations with respect to the Registration Rights Agreement until one hundred and eighty (180) days after a Listing (as such term is defined in the Registration Rights Agreement).

In connection with their registration rights, on June 21, 2006 each of the Former Advisor Stockholders (other than Five Arrows) entered into the Lock-Up Letters (the “Lock-Up Letters”) in connection with the Amended Merger. The Lock-Up Letters prohibit the direct or indirect Transfer (as such term is defined in the Lock-Up Letters) or public announcement of an intention to Transfer any common shares or any securities convertible into or exercisable or exchangeable for our common shares or warrants, options or other rights to purchase or otherwise acquire the Company’s common shares the Former Advisor Stockholders may now or later own of record or beneficially (collectively, “Stockholder Shares”) during the first six (6) months after the Merger Closing Date. In addition, the Lock-Up Letters prohibit the direct or indirect Transfer or public announcement of an intention to Transfer of any Stockholder Shares in excess of one-half of the number of common shares received by these Former Advisor Stockholders in the Amended Merger during the period between the six (6) month anniversary and the one (1) year anniversary of the Merger Closing Date.

Pledge and Security Agreement

On June 21, 2006, in connection with the consummation of the Amended Merger, we entered into a pledge and security agreement with the Former Advisor Stockholders (excluding Five Arrows) (the “Pledge and Security Agreement”), pursuant to which the Former Advisor Stockholders (other than Five Arrows) pledged on a pro-rata basis in favor of us and the Acquisition Sub an aggregate of 750,000 of the our common shares (the “Pledged Shares”) as security for their indemnification obligations under the Amended Merger Agreement. Under the terms of the Pledge and Security Agreement, we hold a first priority security interest in the Pledged Shares for a period ending on the later of (i) the fourth anniversary of the Merger Closing Date or (ii) the resolution of all indemnification claims asserted by us under the Amended Merger Agreement.

Tower II Lease

On June 21, 2006, in connection with the consummation of the Amended Merger, we assumed the lease agreement, dated as of November 23, 2005, between CNL Plaza II, Ltd., a Florida limited partnership (which is wholly owned by Messrs. Seneff and Bourne), as the landlord, and the Former Advisor, as the tenant (the “Tower II Lease”). In connection with the assumption of the Tower II Lease, we (i) assumed all of the Former Advisor’s rights and obligations as tenant under the Tower II Lease and (ii) reimbursed CFG for its out-of-pocket costs and expenses incurred as of June 21, 2006 in connection with (A) the purchase of the Former Advisor’s furniture, fixtures and equipment for the office space covered by the Tower II Lease, and (B) amounts paid by the Former Advisor to the landlord under the Tower II Lease for the cost of improvements to such office space that are in excess of the tenant improvement allowance under the Tower II Lease. The amount reimbursed by us was approximately $3.2 million.

Bonus Payments

On June 20, 2006, the Compensation Committee approved, in connection with the consummation of the Amended Merger, the advance payment of 45% of the annual target bonus for the employees of the Former Advisor who, upon the consummation of the Amended Merger, became our employees. These bonus payments were paid out on June 23, 2006, had been accrued by the Former Advisor and were funded through a cash reserve of the Former Advisor that was transferred to us as part of the consummation of the Amended Merger. As part of this advance bonus payment, Messrs. Hutchison, Griswold, Strickland, Bloom, McMullen, Verbaas and Patten have received bonus payments in the amounts of $763,875, $442,125, $337,500, $216,562.50, $123,750, $121,500 and $52,875, respectively.

Affiliated Transactions and Fees Paid to Affiliates

Before the Amended Merger, certain of our directors and officers held similar positions with the Former Advisor and its affiliates. These affiliates were by contract entitled to receive fees and compensation for services provided in connection with the acquisition, development, management and sale of our assets. During 2005, CSC, the managing dealer of our prior offerings, conducted a compliance review relative to recent rule changes implemented by the NASD. Based upon this review, CSC determined that certain commissions, totaling $2.1 million, accrued in 2004 and paid in January 2005, by us, should not have been paid to CSC as they had reached the cap on such costs that could be passed through to us. CSC refunded these commissions to us in November 2005.

In addition, CSC determined that we had exceeded the stock issuance cost cap in connection with our third best-efforts public offering in April 2002, by an amount of $0.4 million. CSC refunded these costs to us in November 2005.

Amounts incurred (refunded) relating to these transactions were as follows for the years ended December 31 (in thousands):

	2005	2004

CNL Securities Corp.:
Selling commissions (refund), net*	$(2,103)	$47,519
Marketing support fee and due diligence expense reimbursements (refund), net*	(394)	3,072

	(2,497)	50,591

The Former Advisor and its affiliates:
Acquisition fees	23,000	30,235
Development fees	3,001	2,224
Asset management fees	27,868	26,505

	53,869	58,964

	$51,372	$109,555

*	The majority of the fees and reimbursements incurred in 2004 were paid to unaffiliated broker-dealer firms.

Prior to the Amended Merger, the Former Advisor and its affiliates provided various administrative services to us, including, but not limited to: services related to legal invoice administration; accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations (including administrative services in connection with our pre-2005 best-efforts offerings), on a day-to-day basis. The expenses incurred for these services were $4.5 million and $12.5 million for the years ended December 31, 2005 and 2004, respectively.

The expenses incurred for these services were classified as follows for the years ended December 31 (in thousands):

	2005	2004

Stock issuance costs	$—	$8,188
General operating and administrative expenses	4,515	4,328

	$4,515	$12,516

Advisory Agreement and Other Services

Since our inception, pursuant to an advisory agreement which has been renewed annually until terminated in connection with the Amended Merger, we retained CNL Hospitality Corp. as our Former Advisor, whereby the Former Advisor provided us with management, acquisition, development, advisory and certain administrative services. Some of our directors and all of our officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, Strickland, Bloom, Patten and McMullen, held similar positions with the Former Advisor. In addition, Mr. Bourne is an officer of CSC, an affiliate of the Former Advisor and the managing dealer of our five prior best efforts public offerings of shares of common stock and a wholly-owned subsidiary of CFG.

Pursuant to our Advisory Agreement, effective as of April 1, 2004, between us and the Former Advisor (the “Advisory Agreement”), the Former Advisor provided management services relating to our business, the hotel and resort properties (the “Properties”) and, if applicable, any mortgage loans we may have provided to other hotel and resort operators. On March 31, 2005, we entered into an agreement with the Former Advisor (the “Renewal Agreement”), with respect to the Advisory Agreement, pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006. On December 30, 2005, we and the Former Advisor entered into an Amended and Restated Renewal Agreement (the “Amended and Restated Renewal Agreement”), which amended and restated the Renewal Agreement, and amended the Advisory Agreement (as so amended, the “Amended Advisory Agreement”). On March 30, 2006, we and the Former Advisor entered into a Renewal Agreement with respect to the Amended Advisory Agreement, pursuant to which the Amended Advisory Agreement was renewed for a three-month period commencing on April 1, 2006 and terminating on June 30, 2006.

Under the terms of the Amended Advisory Agreement, which terminated upon the closing of the Amended Merger, the Former Advisor was responsible for assisting us in negotiating leases, permanent financing, mortgage loans to other hotel and resort operators and short-term loans or lines of credit; collecting rents and payments on any mortgage financing we may have provided; inspecting the Properties and the tenants’ or managers’ books and records; and responding to tenants’ or managers’ inquiries and notices. The Former Advisor also provided us with services pertaining to the expansion, renovation, refurbishment, development, and construction of our Properties (the “PD&C Services”), and with accounting, technical and other administrative services (the “Administrative Services”). In exchange for the management services, the Former Advisor was entitled to receive an asset management fee (the “Asset Management Fee”). The Asset Management Fee was calculated monthly as the amount equal to one-twelfth of 0.60 percent of the total amount invested in our Properties, exclusive of Acquisition Fees (as described below) paid to the Former Advisor and acquisition expenses, plus one-twelfth of 0.60 percent of the outstanding principal amount of any mortgage loans made by us as of the end of the preceding month. The fees we paid the Former Advisor for the PD&C Services reflect a negotiated percentage (typically four to five percent) of anticipated project costs and may have included an incentive fee based on the amount a project is completed under the anticipated project costs. The fees we paid the Former Advisor for Administrative Services were predetermined based upon an hourly rate for the specific personnel of the Former Advisor or its affiliates performing such services for us. For identifying Properties for us to acquire, structuring the terms of the acquisition and the taxable real estate investment trust subsidiary (“TRS”) leases for the Properties (as applicable) and structuring the terms of any mortgage loans related to the acquisition, the Former Advisor received an acquisition fee (the “Acquisition Fee”), which prior to April 2005 was equal to 4.5 percent of gross proceeds from our equity offerings and/or loan proceeds from permanent financing that we used to acquire such Properties. Pursuant to the terms of the Amended and Restated Renewal Agreement, the Acquisition Fee applicable under the Advisory Agreement for services rendered by the Former Advisor was adjusted to 3.0 percent effective as of April 1, 2005. For providing services in connection with the sale of our Properties, the Former Advisor may have received a subordinated disposition fee equal to the lesser of (i) one-half of a competitive real estate commission, as defined in the Advisory Agreement, or (ii) three percent of the sale price of such Properties. The subordinated disposition fee would only have been paid if our stockholders had received distributions in excess of a predefined minimum threshold. Certain of the above fees, including Acquisition Fees, ordinarily paid to the Former Advisor were not being paid prior to December 2005, pursuant to the terms of the Original Merger Agreement (as defined below) between us and the Former Advisor.

On December 30, 2005, we and the Former Advisor entered into a Payment Agreement (the “Payment Agreement”) which provides for certain payments in the aggregate amount of $37 million (the “Payment Amount”) by us to the Former Advisor in full satisfaction of Acquisition Fees claimed by the Former Advisor in the aggregate amount of approximately $82.7 million that were deferred (the “Payable Fees”) pursuant to the terms of the Original Merger Agreement. The Payment Agreement provides for the payment to the Former Advisor of an aggregate of $37 million as follows: (i) $10 million in cash to the Former Advisor, which was paid on December 30, 2005, and (ii) an uncollateralized promissory note by us to the Former Advisor in the original principal amount of $27 million (the “Promissory Note”). The Promissory Note requires payment of principal, with any unpaid accrued interest, of $15 million on January 31, 2006, which payment was made, and $12 million on January 31, 2007. Interest accrues under the terms of the Promissory Note at 6% per annum. On the Merger Closing Date, the Former Advisor assigned the Promissory Note to CREG, one of its former stockholders. Pursuant to the Payment Agreement, the Former Advisor agreed that (i) the Payment Amount is in full satisfaction and payment of all its rights and interests with respect to the Payable Fees and (ii) there are no other unpaid Acquisition Fees which have been incurred by us or earned by the Former Advisor on or prior to December 31, 2005, other than the Payable Fees. In addition, under the terms of the Payment Agreement, the Former Advisor acknowledged and agreed (i) to irrevocably waive the right to payment of all Acquisition Fees and Asset Management Fees (as defined in the Amended Advisory Agreement and as enumerated in Section 9(a) of the Amended Advisory Agreement) payable by us to the Former Advisor under the Amended Advisory Agreement for the period from and including January 1, 2006 through and including June 30, 2006 (collectively, the “Relinquished Fees”) and (ii) that the agreements, covenants and provisions in the Payment Agreement are in full satisfaction and payment of all its rights and interests with respect to the Relinquished Fees. The Payment Agreement also provides (i) that except for the Payment Amount with respect to the Payable Fees and the waiver of the Relinquished Fees, all other advisory fees under the Amended Advisory Agreement incurred by us and earned by the Former Advisor shall be payable in accordance with the terms and conditions of the Amended Advisory Agreement, (ii) for mutual releases, and (iii) that to the extent that Section 8.13 of the Original Merger Agreement was inconsistent with the terms and conditions of the Payment Agreement, the Payment Agreement superseded Section 8.13 of the Original Merger Agreement. We have capitalized approximately $23 million of the Payment Amount to the acquisitions applicable to the Payable Fees and approximately $14 million has been treated as prepaid Asset Management Fees which were recognized ratably over the first six months of 2006.

WB Resort Partners, LP (“WB Resort Partners”), one of our unconsolidated entities as of December 31, 2005, owned the Waikiki Beach Marriott Resort Property (the “WBR Property”). One of the limited partners of WB Resort Partners was Waikiki Beach Resort, Ltd. (“WBR Ltd.”). WBR Ltd. was a limited partnership in which a corporation controlled by Messrs. Seneff, Jr. and Bourne, was the general partner. Such corporation was also the holder of all of the limited partnership interests in WBR Ltd. We owned a 48.9 percent limited partnership interest and a general partnership interest in WB Resort Partners, WBR Ltd. owned a 36 percent limited partnership interest in WB Resort Partners and Marriott Rewards, Inc. owned the remaining limited partnership interests. WBR Ltd. received a loan (the “Limited Partner Loan”) from Marriott to make its capital contributions to WB Resort Partners to fund the planned renovations of the WBR Property. WBR Ltd. received cash distributions of $0.4 million during the year ended December 31, 2005, which represents its pro-rata share of total cash distributions paid by WB Resort Partners.

On October 9, 2005, WBM Resort, L.P., a subsidiary of WB Resort Partners, accepted a non-refundable deposit in connection with the expiration of a due diligence review period under an Agreement of Purchase and Sale, dated September 9, 2005, with an affiliate of Whitehall Street Global Real Estate Limited Partnership 2005, which provided for the sale of all of WB Resort Partners’ interest in the WBR Property (the “WBR Sale”). The WBR Sale closed on November 7, 2005. As a result of the closing of the WBR Sale, WB Resort Partners distributed the net proceeds among the partners in accordance with its limited partnership agreement. As a result, we received approximately $50.1 million in distributions. In addition, WBR Ltd. received a distribution of approximately $36.8 million, of which approximately $32.7 million was utilized to repay the Limited Partner Loan to Marriott in full. Dissolution of the partnership is expected to occur in the third quarter of 2006.

In April 2005, KSL II Management Operations LLC (“KSL”), in its role as third-party management company of the Grand Wailea Resort and Spa (“GWR”), entered into an amenity license agreement with Exclusive Resorts Club Management, LLC (“ER”) to provide ER with access to the amenities at GWR and the right to use certain marks and photographs concerning GWR for the benefit of certain condominium units in the vicinity of GWR expected to be acquired by ER from an unaffiliated developer. As consideration for the amenity license and the use of marks and photographs, ER will pay a reservation fee for each condominium unit for which a license is purchased by ER and an annual license fee per unit commencing with the second year of the term, and such license fee increases each year through the last year of the term for each such unit. Subject to certain termination rights, the initial term is ten years with an option in favor of ER to extend the term for five additional years. The estimated financial benefit to GWR over the life of the agreement is approximately $8 million. Because one of our directors, Robert E. Parsons, Jr., is the Chief Financial Officer of, and holds a participating interest in, ER, our Board, with that director abstaining, reviewed and approved the transaction with ER, pursuant to our charter. Mr. Parsons has agreed to waive any distribution rights he had under his participation agreement with respect to this transaction. Under the terms of this agreement, we received $130,000 for access fees for 2006 during the year ended December 31, 2005. At December 31, 2005, such fees were deferred for recognition as income in future periods.

In May 2005, we entered into indemnification agreements with three of our independent Directors, Douglas Holladay, Jack F. Kemp, Dianna F. Morgan and our assistant secretary, Stephanie J. Thomas and amended indemnification agreements with C. Brian Strickland, Mark E. Patten, Barry A.N. Bloom and Marcel Verbaas to conform them to other outstanding indemnification agreements. On October 3, 2005, we entered into a similar agreement with Greerson G. McMullen, our Chief General Counsel, Senior Vice President and at that time the Secretary, Chief General Counsel and Senior Vice President of the Former Advisor.

Effective as of June 22, 2006, we entered into new indemnification agreements with all of our directors and certain of our officers, namely James M. Seneff, Jr., Robert A. Bourne, J. Douglas Holladay, Jack F. Kemp, Robert E. Parsons, Jr., Dianna F. Morgan, Craig A. McAllaster, Thomas J. Hutchison III, John A. Griswold, C. Brian Strickland, Mark E. Patten, Barry A. N. Bloom, Marcel Verbaas, Greerson G. McMullen, and Stephanie J. Thomas. The indemnification agreements require, among other things, that we indemnify these officers and directors, to the fullest extent permitted by applicable law, for their actions and decisions on behalf of us, our subsidiaries and affiliates, as the case may be, to the extent such decisions and actions are performed on our behalf. The indemnification agreements also require that we advance to these officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

We own a 9.901 percent interest, as a limited partner, in CNL Plaza, Ltd. (“CPL”), a limited partnership that owns an office building located in Orlando, Florida, in which the Former Advisor and certain affiliates of CFG leased office space in 2005 and 2006. CFG owns a controlling interest in the parent company of the Former Advisor and is indirectly wholly-owned by James M. Seneff, our Chairman of the Board, and his wife. Robert A. Bourne, our Vice-Chairman of the Board, is an officer of CFG. The remaining interests in CPL are held by several entities with present or former affiliations with CFG, including: CNL Plaza Venture, Ltd., which has a 1 percent interest as general partner of Owner and whose general partner is indirectly wholly-owned by Mr. Seneff and his wife; CNL Corporate Investors, Ltd., which is indirectly wholly-owned by Messrs. Seneff and Bourne, and which has a 54.4455 percent interest, as a limited partner, in CPL; CNL Retirement Properties, Inc. which has a 9.901 percent interest, as a limited partner, in CPL; and National Retail Properties, Inc., which has a 24.7525 percent interest, as a limited partner, in CPL. We also own a 9.9 percent interest in CNL Plaza Venture, Ltd. (the “Borrower”), a Florida

limited partnership, which is the general partner of Owner. The remaining interests in the Borrower are held by the same entities in the same proportion described above with respect to CPL.

In 2002, we guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the Borrower. Our guaranty was a pro rata, several, payment guaranty commensurate with and limited to 16.67 percent of the promissory note. CFG negotiated a new $14 million unsecured loan to the Borrower to refinance the remaining balance of the promissory note. As with the promissory note, we executed a pro rata, several, payment guaranty commensurate with and limited to 16.67 percent, or approximately $2.3 million, on September 30, 2005. Messrs. Hutchison III, Griswold, Bourne and Seneff, each a director of ours were also directors and officers of the Former Advisor.

In addition, in 2004, CPL conveyed a portion of the premises underlying the parking structure adjacent to its office building to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60% interest and 40% interest, respectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new tower that was developed and is now owned by CNL Plaza II, Ltd. In connection with this transaction, CPL received an ownership interest in a cross-bridge and an anticipated benefit from a reduction in the allocation of its operating expenses for the garage. CNL Plaza II, Ltd. has paid CPL $1.9 million representing the appraisal value of the land conveyance. We and certain affiliates of CFG currently lease office space in this building.

We maintain bank accounts in a bank in which Messrs. Seneff and Bourne serve as directors, and in which CFG, an affiliate of the Former Advisor, is a stockholder. The amount deposited with this bank was approximately $39.8 million at December 31, 2005.

On May 19, 2006, one of our subsidiaries completed the acquisition of the 45.84 percent membership interest owned by Desert Ridge Resort, Ltd. (“DRR Ltd.”) and the 10.16 percent membership interest owned by Marriott Hotel Services, Inc. (“MHS”) in Desert Ridge Resort Partners, LLC (“DRR LLC”), which owns all of the equity of Desert Ridge Resort, LLC, the owner of the JW Marriott Desert Ridge Resort & Spa located in Phoenix, Arizona. We paid DRR Ltd. $53,449,440 and MHS $11,846,500 in cash, for an aggregate cash purchase price of approximately $65,295,940, plus approximately $7.4 million in closing price adjustments relating to working capital and cash flow of the DRR Resort before closing. One of the members of DRR LLC was DRR Ltd. DRR Ltd. was a limited partnership in which a corporation owned and controlled by our Chairman of the Board and director, James M. Seneff, Jr., and our Vice Chairman of the Board and director, Robert A. Bourne, is the general partner. DRR Ltd. received cash distributions of $0.7 million and $3.0 million during the six months ended June 30, 2006 and year ended December 31, 2005, respectively, which represents its pro-rata share of total cash distributions paid by DRR LLC.

CTM Partners, LLC (“CTM”), which owned EMTG, LLC, engaged Dustin Massagli LLC, a company in which one of our previous directors is president, a director and a principal stockholder, to manage its business. In January 2005, EMTG, LLC was dissolved and we wrote of the remaining investment in CTM as of December 31, 2004.

We may compete with certain entities formerly affiliated with our Former Advisor, who may seek to acquire properties that, while not directly in our industry, could satisfy our acquisition criteria. CNL Income Properties, Inc. (“CIP”), an entity in which two of our directors also serve as directors, seeks to acquire leisure properties, such as marinas, golf course operations and ski resorts. Although those properties are not considered a part of our industry, a leisure property could contain a hotel or resort that satisfies the acquisition criteria of CIP and us. In the event that a property which includes a hotel or resort becomes available, and the property is a suitable investment for both CIP and us, CIP has given us a right of first offer if the hotel or resort has generated more than 50 percent of the revenues from such property during the immediately preceding 12 months. Further, in the event that a portfolio of properties which includes a hotel or resort becomes available and the portfolio is a suitable investment for both CIP and us, we have been granted a right of first offer if more than 50 percent of the revenues from such portfolio during the immediately preceding twelve months were generated by hotels or resorts. CIP may revoke our right of first offer at any time.

In connection with the KSL Acquisition, we acquired a corporate plane which is subject to a capital lease with a remaining term of six years and operated by an unaffiliated third party. During the year ended December 31, 2004, the Former Advisor chartered the plane from the unaffiliated third-party operator on competitive terms. Neither the Former Advisor nor its officers chartered our plane during 2005. In connection with the charter activity, we received expense reimbursements of approximately $0.1 million for the charges incurred by the Former Advisor. These payments have been recorded as a reduction in expenses. The agreement with the unaffiliated third party that operates the plane expired on September 30, 2004. In February 2006, we sold the plane to an unaffiliated third party and recognized a net loss of approximately $1.3 million resulting from the early termination fee of the underlying capital lease.

Agreements with Certain of Our Officers and Directors

As a result of the consummation of the Amended Merger on June 21, 2006, the Employment Agreements we entered into with Messrs. Hutchison, Griswold, Strickland, Bloom, McMullen, Patten and Verbaas, became effective as of the effective date of the Amended Merger. For additional information on the Employment Agreements, please see “Compensation of Directors and Executive Officers — Executive Officer Compensation — Employment Agreements” above. We have also entered into indemnification agreements with certain of our Directors and officers.

Covenants Not to Compete

Pursuant to the Amended Merger Agreement, during the period which commenced on the Merger Closing Date and terminates on the seventh (7th) anniversary of the closing date of the Amended Merger, each of CFG, as guarantor (“Guarantor”), CREG, and Messrs. Seneff and Bourne (collectively, the “CNL Group”) agreed not to, and to cause each of their respective affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe relating to the ownership, acquisition, development or management of luxury and upper upscale hotels and luxury resorts, each as classified by Smith Travel Research (the “Luxury Hotel Industry Sector”), including, but not limited to, (i) sponsoring or organizing, or assisting any other person in sponsoring or organizing, an investment vehicle investing in the Luxury Hotel Industry Sector or (B) providing asset management or other advisory services to, or directly assisting another person in providing asset management or advisory services to, any investment vehicle investing in the Luxury Hotel Industry Sector; provided, however, that the following will not violate this restrictive covenant:

•	Activities taken by any member of the CNL Group, the CNL Group or any of their respective affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas (the “Recreational Properties and Facilities”), in which activities relating to the Luxury Hotel Industry Sector is only incidental to the primary purpose of such facility or property;

•	Activities taken by any member of the CNL Group, the CNL Group or any of their respective affiliates with respect to facilities, such as condominiums and time share properties, in which 50 percent (50%) or more of the ownership interests of such facility exist on a fractional basis;

•	The investment by any member of the CNL Group or any of their respective affiliates in certain specified properties in which such persons have interests as of the date of the Amended Merger Agreement;

•	Activities taken by a person that has issued securities that are registered under Sections 12(b) or 12(g) of the Securities Exchange Act and that is a member of the CNL Group or an affiliate of a member of the CNL Group if, at the time such person becomes actively involved in pursuing plans to engage, and has knowingly taken affirmative steps to engage in such activities and for twelve (12) consecutive calendar months thereafter, no member of the CNL Group or affiliate of a member of the CNL Group (A) serves as a director, officer or employee of or consultant to such person or holds a similar position with such person or its subsidiary or direct or indirect parent corporation or entity or (B) beneficially owns more than five percent (5%) of the issued and outstanding securities of such person, as applicable (such person or affiliate referred to in the immediately preceding clause (A) or (B), an “excluded person”); and

•	Activities taken by CNL Income Properties, Inc. with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which activities relating to the Luxury Hotel Industry Sector generated fifty percent (50%) or more of the revenues of such recreational facility or recreational property during the most recently completed fiscal year or is reasonably expected to generate fifty percent (50%) or more of the revenue of such recreational facility or recreational property in the fiscal year following the stabilization of operations of such recreational facility or recreational property, if and to the extent the applicable members of the CNL Group and its or their applicable Affiliates comply or cause compliance with the Right of First Refusal in Section 9.5(a)(ii) of the Merger Agreement as if and to the same extent such recreational facility or recreational property was a Hospitality Asset for purposes of Section 9.5(a)(ii) of the Merger Agreement, in any case without regard to whether CNL Income Properties, Inc. is an excluded person.

The covenant not to compete described above may be waived with our prior written consent, acting with and based upon the approval in their sole discretion of at least a majority of all of our disinterested Directors who are non-employee Directors, it being understood that, for purposes of the Amended Merger Agreement, a director will be deemed not to be disinterested if such director is a member of the CNL Group or an affiliate of any member of the CNL Group.

In addition, under the Employment Agreements with Messrs. Hutchison, Griswold, Strickland, Bloom, McMullen, Patten and Verbaas, which became effective on June 21, 2006, the effective date of the Amended Merger, each such individual has agreed that he will not, during the term of his respective employment agreement and for a period of one year thereafter (two years if terminating employment for good reason, as defined in the employment agreements, including after a change in control) and except for certain limited exceptions, engage in, or participate in any capacity in any business that owns and operates hotel & resort properties, or is a real estate investment trust which owns hotel and resort properties, or in the business of providing hotel management or consulting services, and that has assets, or provides services to entities that have assets, in excess of $750 million, and such business is in competition in any manner whatsoever with our business in any state or country or other jurisdiction in which we conduct our business. Each such Employment Agreement provides for a variety or remedies, including injunctive relief, if this provision is breached.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Our Audit Committee has the responsibility for recommending and approving, our independent registered certified public accountants for 2006. PricewaterhouseCoopers LLP (“PwC”) has served as our independent auditors since our inception in June 1996.

A representative of PwC will be present at the Annual Meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

Independent Registered Certified Public Accounting Firm Fees

The following table sets forth the aggregate fees billed by our principal accountant, PwC, for the years ended December 31, 2005 and 2004 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Fiscal Year
	2005	2004

Audit Fees(a)	$1,658,350	$1,971,180
Audit-Related Fees(b)	393,660	849,971
Tax Fees(c)	541,654	557,516
All Other Fees(d)	—	—

Total	$2,593,664	$3,378,667

(a)	Audit Fees — Consist of fees billed for professional services rendered in connection with the annual audit of our consolidated financial statements on Form 10-K, quarterly reviews of our interim financial statements on Form 10-Q and services performed in connection with our compliance with the Sarbanes-Oxley Act. Audit fees also include fees for services performed by PwC that are closely related to the audit and in many cases could only be provided by our independent accountants. Such services include the issuance of comfort letters and consents related to our registration statements and capital raising activities, assistance with and review of other documents filed with the SEC and accounting advice on completed transactions.

(b)	Audit Related Fees — Consist of fees billed for services related to audits of properties acquired, due diligence services related to contemplated property acquisitions and accounting consultations.

(c)	Tax Fees — Consist of fees billed for services related to corporate tax compliance, including review of corporate tax returns, review of the tax treatments for certain expenses and tax due diligence relating to acquisitions.

(d)	All Other Fees — There were no other professional services rendered by PwC during the years ended December 31, 2005 and 2004.

Pre-Approval Policies and Procedures

It is our policy and the policy of our Audit Committee that audit related services and non-audit related services, which are provided by our independent accountants falling into the categories below, do not require advance written approval by the Audit Committee unless they exceed $25,000 for individual engagements. Once individually insignificant assignments, which otherwise do not require written approval, exceed $150,000 during any fiscal year we must obtain prior written approval from the Audit Committee for subsequent assignments. Any services that fall outside the categories listed below, regardless of the cost, must be approved in writing by the Audit Committee prior to work commencing on the engagement. We, as well as the Audit Committee and our independent accountants, understand that in order to maintain our independence from PwC, certain types of advisory and consulting services may not be provided to us by PwC. We generally limit the non-audit related services we receive from our independent accountants to the following:

1. Advisory services in connection with ongoing accounting and reporting issues including the implementation of new GAAP and SEC requirements;

2. Advisory services regarding accounting treatment in connection with property acquisitions;

3. Advisory services in connection with corporate transactions (investments, merger transactions, etc.) which are limited to the review and evaluation of accounting systems and practices of target companies;

4. Advisory and review services in connection with the filing of registration statements with the SEC including, among other things, amendments, pro forma financial statements, consents, other agreed upon procedures;

5. Tax return preparation services;

6. Advisory services in connection with ongoing corporate and state income tax issues; and

7. Advisory services regarding prospective tax issues in connection with property acquisitions and other corporate transactions.

During the fiscal years ended December 31, 2005 and December 31, 2004, all audit, audit-related and tax services performed by our independent accountants which required pre-approval, as defined in the Audit Committee’s policies and procedures, were pre-approved by the Audit Committee. Services other than audit, review, or attest services, which did not require pre-approval pursuant to those policies were brought to the attention of the Audit Committee and approved prior to the completion of our annual audit by the Chairman of the Audit Committee in accordance with SEC rules and regulations.

OTHER MATTERS

Our Board does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, the person(s) named in the enclosed proxy will vote thereon in his or her discretion.

PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

In accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in our proxy statement and form of proxy relating to the Annual Meeting to be held in 2007, such proposal must be received by the Secretary of the Company by April 20, 2007 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2007 is changed to a date more than 30 days earlier or later than September 22, 2007, we will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

Notwithstanding the aforementioned deadline, under our bylaws, a stockholder must follow certain other procedures to nominate persons for election as Directors or to properly present other business at an annual meeting of stockholders. These procedures provide that stockholders desiring to nominate directors and/or to properly present a subject of business for consideration at a meeting must do so by written notice timely received by our Corporate Secretary. With respect to proposals for the 2007 Annual Meeting, our Corporate Secretary must receive notice of such proposal no earlier than June 24, 2007, and no later than July 24, 2007.

Since we did not receive timely notice of any stockholder proposal for the Annual Meeting scheduled for September 22, 2006, we will have discretionary authority to vote on any stockholder proposals presented at such meeting.

Available Information

We are currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports and amendments thereon, proxy statements and other information can be inspected and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the internet at http://www.sec.gov.

We encourage all stockholders to promptly authorize their proxies via internet, telephone, or by signing and returning your enclosed proxy card to avoid costly solicitation. By exercising your right to authorize your proxies via internet or telephone, you greatly increase the efficiency of the vote solicitation and tabulation process.

By Order of the Board of Directors,

/s/ Greerson G. McMullen
Greerson G. McMullen
Corporate Secretary

August 17, 2006
Orlando, Florida

AUTHORIZE YOUR PROXY BY
INTERNET OR TELEPHONE
24 Hours a Day—7 Days a Week
It’s Fast and Convenient!

	INTERNET			TELEPHONE			MAIL

	http://www.dfking.com/cnlhotels			1-800-992-2758

·	Go to the website address listed above.		·	Use any touch-tone telephone.		·	Mark, sign and date your proxy card.
·	Have your proxy card ready.	OR	·	Have your proxy card ready.	OR	·	Detach your proxy card.
·	Follow the simple instructions that appear on your computer screen.		·	Follow the simple recorded instructions.		·	Return your proxy card in the postage-paid envelope provided.
If you are authorizing your proxy by Internet or telephone, please do not mail proxy card.
▼  TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE  ▼

Mark, Sign, Date and Return	☒	Votes must be indicated
the Proxy Card Promptly		(x) in Black or Blue ink.
Using the Enclosed Envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” THE NOMINEES TO OUR BOARD OF DIRECTORS INDICATED BELOW:
1.	To elect nine nominees to our board of directors to hold office until the 2007 Annual Meeting of Stockholders or until their respective successors are duly elected and qualify:

Nominees:		FOR ALL	WITHHOLD as to ALL
	(01) James M. Seneff, Jr.; (02) Robert A. Bourne; (03) Thomas J. Hutchison III; (04) John A. Griswold;	☐	☐
(05) James Douglas Holladay; (06) Jack F. Kemp;
(07) Craig M. McAllaster; (08) Dianna F. Morgan;
(09) Robert E. Parsons, Jr.

*exceptions
(Instructions: To withhold authority to vote for any individual nominee(s), mark the “*Exceptions” box and write that nominee’s name on the following blank line.)	☐
* Exceptions
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change your address, please mark this box and indicate changes on back of card.	☐

I plan to attend the Annual Meeting.	☐

IMPORTANT: Please sign below exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

Date Owner sign here	Co-Owner sign here

CNL HOTELS & RESORTS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
This Proxy will be voted as directed. If no direction is given, it will be voted “FOR” each of the nominees for director and in the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
The Stockholder of CNL Hotels & Resorts, Inc., a Maryland corporation, whose signature appears on the reverse side of this card, the “Stockholder,” hereby appoints James M. Seneff, Jr., Robert A. Bourne and Thomas J. Hutchison III, and each or either of them, as proxies for the Stockholder, with full power of substitution in each, to vote all common shares of CNL Hotels & Resorts, Inc., the “Company,” which the Stockholder is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held at 3:00 P.M., Eastern Standard Time, on September 22, 2006, at the Courtyard by Marriott, 8623 Vineland Avenue, Orlando, FL 32821, and any adjournment or postponement thereof and otherwise to represent the Stockholder at the meeting, with all powers possessed by the Stockholder as if personally present at the meeting. The Stockholder hereby acknowledges receipt of the Notice of Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

CHANGE OF ADDRESS